SURUHANJAYA SYARIKAT MALAYSIA
COMPANIES COMMISSION OF MALAYSIA

BORANG 13
AKTA SYARIKAT 1965 [Seksyen 23(2)]

No. Syarikat

724585	U

PERAKUAN PEMERBADANAN ATAS PERTUKARAN NAMA SYARIKAT

Adalah diperakui bahawa

S & C ACQUISITION SDN. BHD.

yang telah diperbadankan di bawah Akta Syarikat 1965, pada 23 haribulan Februari 2006, sebagai sebuah syarikat persendirian, pada 02 haribulan Mei 2006 telah menukar namanya kepada

SENSATA TECHNOLOGIES MALAYSIA SDN. BHD.

dan bahawa syarikat ini adalah sebuah syarikat persendirian dan adalah sebuah syarikat berhad menurut syer.

Diberi di bawah tandatangan dan meterai saya di Kuala Lumpur pada 02 haribulan Mei 2006.

PUTEH BINTI MAHMOOD
PENDAFTAR SYARIKAT
MALAYSIA

UserID: pute te:02/05/2006 18:01:51

NO. SIRI SSM 282297